Exhibit 10.4

FINANCIAL SERVICES VEHICLE TRUST,
as Vehicle Trust,
and
BMW MANUFACTURING L.P.,
as UTI Beneficiary,
and
BMW FINANCIAL SERVICES NA, LLC,
as Servicer and Sponsor
FORM OF 2023-2 SERVICING SUPPLEMENT Dated as of October 11, 2023

TABLE OF CONTENTS
Page
ARTICLE I - DEFINITIONS		1
1.1.	Definitions	1
1.2.	Interpretative Provisions	10
ARTICLE II - SERVICING OF THE 2023-2 LEASES AND 2023-2 VEHICLES		10
2.1.	Identification of 2023-2 Vehicles and 2023-2 Leases; Servicing; Securitization Value	10
2.2.	Extensions; Monthly Payments; Term.	11
2.3.	Representations and Reallocation of 2023-2 Leases and 2023-2 Vehicles	11
2.4.	Collections and Payment Date Advance Reimbursement	13
2.5.	Net Deposits	14
2.6.	Servicing Compensation	14
2.7.	Advances	14
2.8.	Third-Party Claims	15
2.9.	Contingent and Excess Liability Insurance Policies	15
2.10.	Reporting by the Servicer; Delivery of Certain Documentation	15
2.11.	Annual Officer’s Certificate	16
2.12.	Assessment of Compliance and Annual Accountants’ Attestation.	16
2.13.	Custody of Lease Documents and Certificates of Title.	17
2.14.	Servicer Defaults; Termination of Servicer	18
2.15.	Servicer Representations and Warranties	20
2.16.	Appointment of Subservicer or Subcontractor	23
2.17.	Information to be Provided by the Servicer	24
2.18.	Remedies	25
2.19.	Purchase of the 2023-2 SUBI Certificate; Redemption of the Notes; Repayment of the Trust Certificates.	25
2.20.	Servicer Not to Resign	26
2.21.	Pull-Ahead and Other Early Termination Marketing Programs	26
2.22.	Vehicle Trustee Compensation	26
2.23.	2023-2 SUBI Collection Account	27
2.24.	Regulation RR Risk Retention	27
ARTICLE III - MISCELLANEOUS		27
3.1.	Termination of Supplement	27
3.2.	Governing Law	27
3.3.	Amendment.	27
3.4.	Relationship of this Servicing Supplement to Other Basic Documents	28
3.5.	Binding Effect	28
3.6.	Table of Contents and Headings	28
3.7.	Counterparts	28
3.8.	Further Assurances	29
3.9.	No Waiver; Cumulative Remedies	29
3.10.	No Petition	29
3.11.	Limitation of Liability of Vehicle Trustee	29
3.12.	Intent of Parties; Reasonableness	29
3.13.	Series Disclaimer and Acknowledgment	30

i

TABLE OF CONTENTS
(continued)
Page
3.14.	Third-Party Beneficiaries	30
3.15.	Effect of Supplement on Basic Servicing Agreement.	30
3.16.	Additional Agreements	31
ARTICLE IV - ASSET REPRESENTATIONS REVIEW; DISPUTE RESOLUTION		31
4.1.	Asset Representations Review	31
4.2.	Dispute Resolution	32
EXHIBITS

Schedule A	Location of Lease Files	Schedule A-1
Exhibit A	Schedule of 2023-2 Vehicles	A-1
Exhibit B	Form of Annual Certification	B-1
Exhibit C	Servicing Criteria to be Addressed in Assessment of Compliance	C-1

ii

2023-2 SERVICING SUPPLEMENT
This 2023-2 Servicing Supplement, dated as of October 11, 2023, is among Financial Services Vehicle Trust, a Delaware statutory trust (the “Vehicle Trust”), BMW Manufacturing L.P., an Indiana limited partnership, as grantor and initial beneficiary of the Vehicle Trust (in such capacities, the “Grantor” and the “UTI Beneficiary,” respectively) and BMW Financial Services NA, LLC, a Delaware limited liability company (“BMW FS”), as servicer (in such capacity, the “Servicer”) and as sponsor (in such capacity, the “Sponsor”).
RECITALS
WHEREAS, the Grantor and UTI Beneficiary and BNY Mellon Trust of Delaware, formerly known as The Bank of New York (Delaware), as trustee (the “Vehicle Trustee”) of the Vehicle Trust, have entered into that certain trust agreement, dated as of August 30, 1995, as amended and restated as of September 27, 1996, as further amended as of May 25, 2000 and December 1, 2006 (the “Vehicle Trust Agreement”), pursuant to which the purposes of the Vehicle Trust are, among other things, to take assignments and conveyances of, and hold in trust and deal in various Trust Assets (as such term is defined in the Vehicle Trust Agreement);
WHEREAS, the Vehicle Trust, the UTI Beneficiary and the Servicer have entered into that certain servicing agreement, dated as of August 30, 1995 (the “Basic Servicing Agreement”) and the parties hereto have entered into this supplement (the “Servicing Supplement” and together with the Basic Servicing Agreement, the “Servicing Agreement” or the “Agreement”), which provides for certain servicing obligations with respect to the Trust Assets; and
WHEREAS, the parties acknowledge that, in connection with the execution of the 2023-2 Vehicle Trust supplement to the Vehicle Trust Agreement, dated as of October 11, 2023 (the “2023-2 SUBI Supplement”, and together with the Vehicle Trust Agreement, the “SUBI Trust Agreement”), pursuant to which one special unit of beneficial interest in the Vehicle Trust (the “2023-2 SUBI”) will be created, it is necessary and desirable to enter into a supplemental agreement to the Basic Servicing Agreement providing for specific servicing obligations in connection with the Trust Assets allocable to the 2023-2 SUBI.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I - DEFINITIONS
1.1.    Definitions.  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Basic Servicing Agreement, the Indenture or in the SUBI Trust Agreement, as the case may be.  Whenever used in this Servicing Supplement, unless the context otherwise requires, the following words and phrases shall have the following meanings:
“2023-2 Leases” has the meaning set forth in Section 2.1(a).
“2023-2 SUBI” has the meaning set forth in the Recitals.

“2023-2 SUBI Certificate” has the meaning set forth in the 2023-2 SUBI Supplement.
“2023-2 SUBI Collection Account” means the segregated account established pursuant to Section 8.02(c) of the Indenture.
“2023-2 SUBI Supplement” has the meaning set forth in the Recitals.
“2023-2 Vehicles” has the meaning set forth in Section 2.1(a).
“AAA” means the American Arbitration Association.
“Actuarial Payoff” means the excess of the sum of the Monthly Payments remaining until the end of the related 2023-2 Lease and the Contract Residual Value over the remaining unearned rent charges, calculated using the actuarial method.
“Advance” means a Sales Proceeds Advance or a Monthly Payment Advance, as the context may require.
“ALG” means Automotive Lease Guide.
“ALG Residual Value” means the residual of a 2023-2 Vehicle set forth as the ALG Residual Value in the lease schedule attached as Exhibit A to the 2023-2 SUBI Supplement, which shall be the lesser of (i) the ALG residual values of the 2023-2 Vehicles at the scheduled termination of the related 2023-2 Leases at the time the related 2023-2 Lease was signed and (ii) the ALG residual values of the 2023-2 Vehicles at the scheduled termination of the related 2023-2 Leases provided by ALG in July/August 2023.
“Arbitration Rules” means the AAA’s Commercial Arbitration Rules and Mediation Procedures.
“ARR Lease” means a 2023-2 Lease as to which the related Lessee is 60 days or more delinquent in payments due and owed as of the end of the Collection Period immediately preceding the date on which the requisite percentage of Noteholders and Note Owners have voted to direct an Asset Representations Review.
“Asset Representations Review” means, following the occurrence of a Delinquency Trigger, the review of ARR Leases to be undertaken by the Asset Representations Reviewer pursuant to the terms of the Asset Representations Review Agreement.
“Asset Representations Review Agreement” means the Asset Representations Review Agreement, dated as of October 11, 2023, among the Asset Representations Reviewer, the Issuer and BMW FS.
“Asset Representations Reviewer” means Clayton Fixed Income Services LLC, or any successor Asset Representations Reviewer under the Asset Representations Review Agreement.
“Available Funds” has the meaning set forth in the Indenture.

“Basic Servicing Agreement” has the meaning set forth in the Recitals.
“BMW AG” means Bayerische Motoren Werke Aktiengesellschaft, a corporation organized under the laws of Germany.
“BMW Capital” means BMW US Capital, LLC, a Delaware limited liability company.
“BMW FS” has the meaning set forth in the Preamble.
“Business Trust Statute” means the Delaware Statutory Trust Act, 12 Del. C. Section 3801 et seq.
“Center” means any of BMW passenger car centers, BMW light truck centers, BMW motorcycle dealers, MINI passenger car dealers or Rolls-Royce passenger car dealers.
“Collection Period” means the month immediately preceding the month in which the related Payment Date occurs (or, in the case of the initial Collection Period, the period commencing on September 1, 2023 and ending on October 31, 2023).
“Commingling Condition” will be satisfied if:
(i)            for so long as Fitch is a Rating Agency, either (A) the Servicer shall not have received written notice from Fitch indicating that the credit-worthiness of BMW Capital (or, if an Affiliate of BMW Capital is not the Servicer, the credit-worthiness of the entity that is the Servicer) is no longer sufficient with respect to the monthly remittance of amounts required to be deposited by the Servicer into the 2023-2 SUBI Collection Account on the Business Day prior to each Payment Date pursuant to Section 2.4(a), or (B) the Rating Agency Condition (solely with respect to Fitch) shall have been satisfied with respect to the monthly remittance of amounts required to be deposited by the Servicer into the 2023-2 SUBI Collection Account on the Business Day prior to each Payment Date pursuant to Section 2.4(a); and
(ii)            for so long as S&P is a Rating Agency, (A) (1) the short-term unsecured debt rating of the commercial paper of BMW Capital (or, if an Affiliate of BMW Capital is not the Servicer, the short-term unsecured debt rating of the entity that is the Servicer) is at least “A-1” by S&P, or (2) the Rating Agency Condition (solely with respect to S&P) shall have been satisfied with respect to the monthly remittance of amounts required to be deposited by the Servicer into the 2023-2 SUBI Collection Account on the Business Day prior to each Payment Date pursuant to Section 2.4(a), and (B) the Servicer shall not have received written notice from S&P indicating that the credit-worthiness of the Servicer is no longer sufficient with respect to the monthly remittance of amounts required to be deposited by the Servicer into the 2023-2 SUBI Collection Account on the Business Day prior to each Payment Date pursuant to Section 2.4(a).
“Contingent and Excess Liability Insurance Policies” means those certain vehicle liability, excess liability and other Insurance Policies issued to the Servicer for the benefit of the Servicer, the Vehicle Trust, the UTI Beneficiary, the Depositor or the Issuer from time to time, to the extent such Insurance Policies relate to the 2023-2 Vehicles, providing coverage for each accident and permitting multiple claims in any policy period subject to customary deductibles.
“Cutoff Date” means the close of business on August 31, 2023.
“Daily Advance Reimbursements” means amounts collected and netted on an ongoing basis from SUBI Collections by the Servicer to repay Monthly Payment Advance amounts where a Monthly Payment Advance amount has been recovered in a subsequent payment made by the related Lessee in respect of the Monthly Payment due with respect to the related 2023-2 Vehicle.
“Defaulted Lease” means a 2023-2 Lease terminated by (a) the Servicer following a default by or bankruptcy of the related Lessee or (b) the Servicer because the related 2023-2 Vehicle has been lost, stolen or damaged beyond economic repair.
“Defaulted Vehicle” means a 2023-2 Vehicle related to a Defaulted Lease.
“Delinquency Trigger” means, with respect to a Collection Period, when (1) the ratio, expressed as a percentage, of (x) the Aggregate Securitization Value of 2023-2 Leases that are 60 or more days delinquent as of the last day of such Collection Period (calculated by reference to active accounts only, which will not include Defaulted Leases, 2023-2 Leases that have been charged-off by the Servicer or 2023-2 Leases in respect of which the related 2023-2 Vehicle has been repossessed) over (y) the Aggregate Securitization Value of all 2023-2 Leases as of the last day of such Collection Period, exceeds (2) the Delinquency Trigger Percentage.
“Delinquency Trigger Percentage” equals 4.25%.
“Deposit Date” means the Business Day immediately preceding the related Payment Date.
“Depositor” means BMW Auto Leasing LLC.
“Discount Rate” means 12.10%.
“Disposition Expenses” means expenses and other amounts reasonably incurred by the Servicer in connection with the sale or other disposition of a Matured Vehicle, a Defaulted Vehicle or a 2023-2 Vehicle related to an Early Termination Lease, including but not limited to sales commissions, and expenses incurred in connection with making claims under any Contingent and Excess Liability Insurance or other applicable insurance policies.  Disposition Expenses will be reimbursable to the Servicer from amounts otherwise included in Sales Proceeds, Insurance Proceeds, and Termination Proceeds.
“Early Termination Cost” means the amount paid by a Lessee pursuant to the 2023-2 Lease upon the termination of an Early Termination Lease and the return of the related 2023-2 Vehicle equal to the sum of (a) any due but unpaid Monthly Payments; (b) any fees and taxes assessed or billed in connection with the 2023-2 Lease and any other amount charged to the Lessee under the 2023-2 Lease, including repair charges at termination; (c) a disposition fee; and (d) the Actuarial Payoff; minus (e) the estimated value of the vehicle as determined by Black

Book Wholesale Average Condition, or if unavailable, the N.A.D.A. Official Used Car Guide Wholesale Average Condition (or, in California, the Kelly Blue Book Auto Market Report).

“Early Termination Lease” means a 2023-2 Lease terminated by the related Lessee prior to its Maturity Date.
“End of Lease Term Liability” means, with respect to a Matured Vehicle returned to the Servicer by the Lessee, the amount paid by such Lessee including any disposition fee, unpaid Monthly Payments due, Excess Mileage Payments and Excess Wear and Use Payments and any fees and taxes.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excess Mileage Payments” means excess mileage charges payable by the Lessee under a 2023-2 Lease.
“Excess Wear and Use Payments” means amounts payable by the Lessee under a 2023-2 Lease to repair damage to the related 2023-2 Vehicle outstanding upon return thereof to the Servicer.
“Fitch” means Fitch Ratings, Inc.
“Grantor” has the meaning set forth in the Preamble.
“Holder” means the holder from time to time of the 2023-2 SUBI Certificate.
“Indenture” means that certain indenture, dated as of October 11, 2023, between the Issuer and the Indenture Trustee.
“Indenture Trustee” means U.S. Bank Trust Company, National Association, a national banking association, in its capacity as trustee under the Indenture, its successors in interest and any successor trustee under the Indenture.
“Initial Note Balance” means the initial principal amount of the Notes.
“Insurance Proceeds” means any recoveries or proceeds collected by the Servicer net of related Disposition Expenses under any insurance policy, including any self-insurance, and also including any vehicle liability insurance policy required to be obtained and maintained by the Lessee pursuant to the related 2023-2 Lease, any blanket or supplemental vehicle casualty insurance policy maintained by the Servicer and any other insurance policy relating to the 2023-2 Lease or the related Lessee, in each case in connection with damage to a related 2023-2 Vehicle or its loss, destruction or theft, except to the extent required to be paid to a Lessee.
“Issuer” means BMW Vehicle Lease Trust 2023-2.
“Lease Rate” means for each 2023-2 Lease, the rent charge portion of each Monthly Payment, calculated on a constant yield basis at an imputed interest rate.

“Lease Term” means the duration of a 2023-2 Lease, as extended pursuant to Section 2.2.
“Lessee” means the lessee of a 2023-2 Vehicle.
“Lien” means any mortgage, pledge, lien, security interest or encumbrance of any kind.
“Liquidated Lease” shall mean a 2023-2 Lease for which any of the following has occurred during a Collection Period (or, with respect to clause (d) below, on the Deposit Date immediately following such Collection Period):
(a)            the related Leased Vehicle was sold or otherwise disposed of by the Servicer following (i) such 2023-2 Lease becoming a Defaulted Lease, (ii) the early termination (including any early termination by the related Lessee) of such 2023-2 Lease, or (iii) such 2023-2 Vehicle becoming a Matured Vehicle;
(b)            such 2023-2 Lease became a Defaulted Lease or such 2023-2 Lease terminated or matured more than 90 days prior to the end of such Collection Period and the related 2023-2 Vehicle was not sold;
(c)            the Servicer’s records, in accordance with its customary servicing practices, disclose that all Insurance Proceeds expected to be received have been received by the Servicer following a casualty or other loss with respect to the related 2023-2 Vehicle; or
(d)            the Servicer shall have made a Sales Proceeds Advance with respect to such 2023-2 Lease.
“Matured Lease” means a 2023-2 Lease that has reached its Maturity Date.
“Matured Vehicle” means a 2023-2 Vehicle for which the related 2023-2 Lease has reached its Maturity Date.
“Maturity Date” means with respect to any 2023-2 Lease, the scheduled termination date specified in such 2023-2 Lease, as such date may be extended from time to time in accordance with Section 2.2.
“Monthly Payment” means the fixed lease payment payable monthly by the Lessee in respect of a 2023-2 Lease and does not include other amounts payable by the Lessee, such as late charges, returned check fees, taxes and similar items (all of which will be payable to the Servicer).
“Monthly Payment Advance” means, with respect to a 2023-2 Lease, the amount advanced by the Servicer to the Issuer on a Deposit Date equal to the unpaid Monthly Payment due from the related Lessee.
“Monthly Remittance Condition” means a condition which will be satisfied if either (a) the Servicer satisfies the Commingling Condition and no Servicer Default has occurred and is continuing or (b) the Rating Agency Condition shall have been satisfied in respect of alternative arrangements for the purpose of permitting the Servicer to remit amounts required to be deposited by it into the 2023-2 SUBI Collection Account on the Business Day prior to each Payment Date pursuant to Section 2.4(a).
“Optional Purchase” or “Optional Purchase Price” have the respective meanings set forth in Section 2.19.
“Payahead Amount” means payments remitted by the related Lessee in excess of the Monthly Payment and any fees with respect to a 2023-2 Lease.
“Payment Date” means the 25th day of each month, or, if not a Business Day, the next succeeding Business Day commencing with the Payment Date in November 2023.
“Payment Date Advance Reimbursement” has the meaning set forth in Section 2.4(b)(i).
“Prospectus” means the prospectus dated October 3, 2023, relating to the offering of the Notes.
“Pull-Ahead Amount” means, with respect to a 2023-2 Lease, an amount equal to the amount set forth in clause (a)(i) of the definition of Securitization Value.
“Purchase Option Price” means the amount payable by a Lessee upon the exercise of its option to purchase a related 2023-2 Vehicle which amount equals (a) with respect to a Matured Vehicle, the Contract Residual Value plus any fees, taxes and other charges imposed in connection with such purchase and (b) with respect to a related 2023-2 Vehicle for which the related 2023-2 Lease has been terminated early by the Lessee, the sum of (i) any unpaid Monthly Payments due, (ii) any fees, taxes and other charges imposed in connection with the related 2023-2 Lease, (iii) an early termination fee and (iv) the Actuarial Payoff.
“Rating Agency Condition” has the meaning set forth in the Indenture.
“Reallocation Payment” means, with respect to events causing the Servicer to have an obligation to reallocate a 2023-2 Lease and the related 2023-2 Vehicle pursuant to Section 2.2 or 2.3, the Securitization Value of such 2023-2 Lease as of the day on which the related cure period ended.
“Recovery Proceeds” means any Insurance Proceeds, any security deposit applied to an amount owed by a Lessee, any Total Loss Payoff, Early Termination Cost and End of Lease Term Liability received from a Lessee and any other net recoveries received by the Servicer with respect to a 2023-2 Lease that has been charged-off, minus amounts included in such items that represent third-party charges paid or payable (such as fees, taxes and repair costs).
“Redemption Price” has the meaning set forth in the Indenture.
“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting releases (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506,

1,531 (Jan. 7, 2005) and Asset-Backed Securities Disclosure and Registration, Securities Act Release No. 33-9638, 79 Fed. Reg. 57,184 (Sept. 24, 2014)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.
“Requesting Noteholders” has the meaning ascribed thereto in Section 12.01 of the Indenture.
“Requesting Party” has the meaning ascribed thereto in Section 4.2(a).
“Required Percentage” means the holders of not less than 66 2/3% of the Outstanding Amount of the Notes.
“Residual Value Loss” means, in respect of a Collection Period, the amount, if any, by which the aggregate of Sales Proceeds and Termination Proceeds collected with respect to 2023-2 Vehicles during such Collection Period are less than the aggregate ALG Residual Values of the related 2023-2 Leases.
“Residual Value Loss Vehicle” means, a 2023-2 Vehicle that has been sold and in respect of which (i) the Servicer has made a Sales Proceeds Advance and (ii) the Sales Proceeds Advance exceeds the related Sales Proceeds or Termination Proceeds, as the case may be.
“Review Report” means, with respect to an Asset Representations Review, the report of the Asset Representations Reviewer described in Section 3.08 of the Asset Representations Review Agreement.
“Sales Proceeds” means, with respect to any 2023-2 Vehicle, all proceeds received from the sale at auction of such 2023-2 Vehicle, net of related Disposition Expenses.
“Sales Proceeds Advance” means the amount advanced by the Servicer to the Issuer on a Deposit Date equal to the Securitization Value of a 2023-2 Lease that was terminated during the related Collection Period and for which the related 2023-2 Vehicle was not sold in such Collection Period by the Servicer.
“Sarbanes Certification” has the meaning set forth in Section 2.12(a)(iv).
“Securitization Rate” means, with respect to a 2023-2 Lease, an annualized rate that is the greater of (a) the Lease Rate for that 2023-2 Lease and (b) the Discount Rate.
“Securitization Value” means, with respect to any 2023-2 Lease (a) as of the Cut-off Date or any other date other than the Maturity Date of such 2023-2 Lease, the sum of (i) the present value (discounted at the Securitization Rate) of the aggregate Monthly Payments remaining on such 2023-2 Lease (including Monthly Payments due and not yet paid for which the Servicer has never made a Monthly Payment Advance) and (ii) the present value (discounted at the Securitization Rate) of the ALG Residual Value of the related 2023-2 Vehicle and (b) as of the Maturity Date of the related 2023-2 Lease, the ALG Residual Value of the related 2023-2 Vehicle; provided, however, that the Securitization Value of a Liquidated Lease, except for purposes of calculating a Reallocation Payment, is equal to zero.

“Servicer” has the meaning set forth in the Preamble.
“Servicer Default” has the meaning set forth in Section 2.14.
“Servicing Agreement” has the meaning set forth in the Recitals.
“Servicing Criteria” means the “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.
“Servicing Fee” means, for each related Collection Period, an amount equal to 1.00% per annum of the outstanding Aggregate Securitization Value of the 2023-2 Leases as of the first day of the Collection Period; provided that in the case of the first Payment Date, the Servicing Fee will be an amount equal to the sum of (a) 1.00% per annum of the Aggregate Securitization Value of the 2023-2 Leases as of the Cutoff Date and (b) 1.00% per annum of the outstanding Aggregate Securitization Value of the 2023-2 Leases as of the close of business on September 30, 2023.
“Servicing Supplement” means this 2023-2 servicing supplement to the Basic Servicing Agreement.
“Sponsor” has the meaning set forth in the Preamble.
“SUBI Collections” has the meaning set forth in the Indenture.
“Subcontractor” means any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the asset-backed securities market) of the 2023-2 Leases and 2023-2 Vehicles but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to the 2023-2 Leases and 2023-2 Vehicles under the direction or authority of the Servicer or a Subservicer.
“Subservicer” means any Person that services the 2023-2 Leases and 2023-2 Vehicles on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under the Servicing Agreement that are identified in Item 1122(d) of Regulation AB.
“S&P” means S&P Global Ratings.
“Termination Proceeds” means any Purchase Option Price received upon the purchase of a 2023-2 Vehicle by the related Lessee or the price received from the sale of a 2023-2 Vehicle to a dealer minus amounts included in either such price that represent reimbursement for third-party charges paid or payable (such as fees and taxes).
“Total Loss Payoff” means, with respect to a 2023-2 Vehicle that has been lost, stolen or damaged beyond economic repair, an amount paid by the Lessee generally equal to the deductible under the related insurance policy, unpaid Monthly Payments due, and any official fees and taxes and any other charges owed under the 2023-2 Lease.

“Treasury Regulations” has the meaning set forth in the Trust Agreement.

“Trust Agreement” means that certain trust agreement, as amended and restated as of October 11, 2023, between the Depositor and the Owner Trustee.
“Trust Certificate” has the meaning set forth in the Trust Agreement.
“Trust State” means a state in which the Vehicle Trust has all licenses, if any, necessary to own and lease vehicles.
“UTI Beneficiary” has the meaning set forth in the Preamble.
“Vehicle Trust” has the meaning set forth in the Preamble.
“Vehicle Trust Agreement” has the meaning set forth in the Recitals.
“Vehicle Trustee” has the meaning set forth in the Recitals.
“Verified Note Owner” has the meaning assigned to such term in the Indenture.
1.2.    Interpretative Provisions.  For all purposes of this Servicing Supplement, except as otherwise expressly provided or unless the context otherwise requires, (i) terms used in this Servicing Supplement include, as appropriate, all genders and the plural as well as the singular, (ii) references to words such as “herein”, “hereof” and the like shall refer to this Servicing Supplement as a whole and not to any particular part, Article or Section within this Servicing Supplement, (iii) references to a Section such as “Section 1.01” or an Article such as “Article One” shall refer to the applicable Section or Article of this Servicing Supplement, (iv) the term “include” and all variations thereof shall mean “include without limitation” and (v) the term “proceeds” shall have the meaning ascribed to such term in the UCC.
ARTICLE II - SERVICING OF THE 2023-2 LEASES AND 2023-2 VEHICLES
2.1.    Identification of 2023-2 Vehicles and 2023-2 Leases; Servicing; Securitization Value.
(a)            The Servicer hereby identifies, allocates and segregates as 2023-2 SUBI Assets the Leased Vehicles more particularly described on Exhibit A hereto and the Leases relating to such Leased Vehicles (respectively, the “2023-2 Leases” and the “2023-2 Vehicles”); provided, however, that the 2023-2 Leases and 2023-2 Vehicles as of any date of determination shall not include any Lease or Leased Vehicle, respectively, that has been reallocated from the 2023-2 SUBI to the UTI or to an Other SUBI pursuant to this Servicing Supplement on or prior to such date.  Exhibit A shall set forth as to each 2023-2 Lease or 2023-2 Vehicle, as the case may be, the (i) vehicle identification number, (ii) date of origination, (iii) Securitization Value as of the Cutoff Date, (iv) ALG Residual Value, (v) Monthly Payment, (vi) Contract Residual Value and (vii) number of months remaining from the Cutoff Date to the month in which the Maturity Date occurs.
(b)            Notwithstanding the last sentence of the third paragraph of Section 2.1(a) of the Basic Servicing Agreement and the parenthetical provision in the first paragraph of Section 2.6 of the Basic Servicing Agreement, the Servicer will service the 2023-2 SUBI Assets in accordance with the customary and usual procedures of the Servicer in respect of automobile leases serviced by it for its own account.
(c)            The Servicer shall calculate a Securitization Value for each 2023-2 Lease.
2.2.    Extensions; Monthly Payments; Term.
(a)            Consistent with its customary servicing practices, the Servicer may, in its discretion, modify or extend the term of a 2023-2 Lease or re-lease a 2023-2 Lease; provided, that if (i) the Servicer makes an extension that exceeds six months or (ii) the related 2023-2 Lease as extended would mature later than the last day of the Collection Period preceding the Class A-4 Note Final Scheduled Payment Date or (iii) the 2023-2 Vehicle is re-leased, the Servicer shall, on the Deposit Date related to the Collection Period in which the Servicer discovers or is notified that such event described in clauses (i), (ii) or (iii) has occurred, (x) deposit or cause to be deposited into the 2023-2 SUBI Collection Account an amount equal to the Securitization Value (with respect to extensions) or the Contract Residual Value (with respect to re-leases) of the related 2023-2 Lease as of the last day of the related Collection Period and (y) direct the Vehicle Trustee to reallocate such 2023-2 Lease and the related 2023-2 Vehicle from the 2023-2 SUBI to the UTI.  After such 2023-2 Lease and related 2023-2 Vehicle has been reallocated to the UTI, the Servicer may cause such 2023-2 Lease and 2023-2 Vehicle to be conveyed to the Servicer as described in Section 2.3.
(b)            The Servicer will be required to reallocate or cause to be reallocated a 2023-2 Vehicle before the Maturity Date of the related 2023-2 Lease and remit to the 2023-2 SUBI Collection Account an amount equal to the Securitization Value of that 2023-2 Lease as of the effective date of termination if the Servicer agrees with the related Lessee to a change in the Lease Rate applicable to that 2023-2 Lease and that change results in a change to the Contract Residual Value and/or the related Lease Term.
2.3.    Representations and Reallocation of 2023-2 Leases and 2023-2 Vehicles.
(a)            The Servicer hereby makes to the other parties hereto and the parties to the SUBI Trust Agreement the representations and warranties contained in Section 2.15 hereof as to each 2023-2 Lease and 2023-2 Vehicle.  The Servicer also hereby represents and warrants that aside from the selection criteria included in such representations and warranties it used no adverse selection procedures in selecting any of the 2023-2 Leases for inclusion in the 2023-2 SUBI and that aside from such criteria it is not aware of any bias in the selection of the 2023-2 Leases which would cause delinquencies or losses on the 2023-2 Leases to be worse than any other Leases held by the Vehicle Trust; provided, however, that the Servicer can make no assurance as to the actual delinquencies or losses on the 2023-2 Leases other than as specifically set forth in Section 2.15.
Upon discovery by the Vehicle Trustee or the Servicer or upon written notice to a Responsible Officer of the Indenture Trustee that any such representation or warranty was incorrect as of the date hereof and materially and adversely affects the interests of the Issuer in the related 2023-2 Lease or 2023-2 Vehicle, the party discovering such incorrectness (if other than the Servicer) shall give prompt written notice to the Servicer.  Within 60 days after the Servicer’s discovery of such incorrectness or receipt of the foregoing notice, the Servicer shall cure in all material respects the circumstance or condition as to which the representation or warranty was incorrect as of the date hereof.  If the Servicer is unable or unwilling to do so within such period, it shall promptly (i) deposit or cause to be deposited into the 2023-2 SUBI Collection Account an amount equal to the Reallocation Payment with respect to such 2023-2 Lease and (ii) direct the Vehicle Trustee to reallocate such 2023-2 Lease and the related 2023-2 Vehicle from the 2023-2 SUBI to the UTI.  The Servicer may further direct the Vehicle Trustee to cause such reallocated 2023-2 Vehicle and the related 2023-2 Lease to be conveyed to the Servicer as described in Section 2.3(h) below.  Such deposit of the Reallocation Payment shall satisfy the Servicer’s obligations to the Issuer pursuant to this Section, shall be deemed to constitute payment in full of the Reallocation Payment with respect thereto and shall cure any incorrectness of the related representation or warranty for purposes of this Servicing Supplement.  Neither the Vehicle Trustee nor the Indenture Trustee shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the reallocation of any 2023-2 Vehicle or 2023-2 Lease pursuant to this Section 2.3(a) or the eligibility of any 2023-2 Vehicle or related 2023-2 Lease for purposes of the SUBI Trust Agreement.
(b)            [Reserved].
(c)            The Servicer shall be required to reallocate a 2023-2 Vehicle and the related 2023-2 Lease and remit to the 2023-2 SUBI Collection Account a Reallocation Payment for such 2023-2 Vehicle and 2023-2 Lease if the related Lessee moves to a state that is not a Trust State and such state does not become a Trust State within 90 days after the Servicer has become aware of such move.  Notwithstanding anything to the contrary in Section 2.4, the Reallocation Payment must be made by the Servicer on the next Deposit Date following the end of such 90-day period, regardless of whether the Monthly Remittance Condition is or is not satisfied.
(d)            The Servicer shall be required to pay to the Issuer any Monthly Payments (less any unearned rent charges calculated under the scheduled actuarial method) that have been forgiven in connection with a 2023-2 Lease pursuant to any new lease incentive program.
(e)            The sole remedy of the Issuer, the Related Beneficiary, the Holder and the Registered Pledgee with respect to events causing the Servicer to reallocate certain 2023-2 Vehicles as provided herein, shall be to require the Servicer to make the payment of the Reallocation Payment, as set forth herein.  The obligation of the Servicer under this Section shall survive any termination of the Servicer hereunder.
(f)            The Servicer may reallocate a Matured Vehicle at any time.  In connection with the reallocation by the Servicer of a Matured Vehicle pursuant to this Section, with respect to the related 2023-2 Lease, in the event that (i) no Sales Proceeds Advance has been made, the related reallocation price of such Matured Vehicle will equal the Contract Residual Value of such 2023-2 Lease as of the date of expiration and (ii) a Sales Proceeds Advance has been made, no additional amounts need be remitted by the Servicer except the excess of the Contract Residual Value over the ALG Residual Value; provided, however, that the Servicer shall relinquish all rights to reimbursement of any such Sales Proceeds Advance.

(g)            [Reserved].
(h)            Upon the reallocation by the Servicer of a 2023-2 Vehicle and the related 2023-2 Lease from the 2023-2 SUBI to the UTI pursuant to this Section, and if so directed by the Servicer, the Vehicle Trust or the Vehicle Trustee on behalf of the Vehicle Trust, as applicable, shall be deemed to transfer, assign, set over and otherwise convey to the Servicer, without recourse, representation or warranty, all right, title and interest of the Vehicle Trust in, to and under such 2023-2 Vehicle and the related 2023-2 Lease, all monies due or to become due with respect thereto after the date of such reallocation and all proceeds thereof.  The Vehicle Trustee shall, at the written direction and expense of the Servicer, execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by the Servicer to effect the conveyance of each such 2023-2 Vehicle and the related 2023-2 Lease pursuant to this Section, including the execution for filing by the Servicer with the related Registrar of Titles of an application for transfer of ownership of each such 2023-2 Vehicle to the Servicer.
(i)            The Servicer agrees to cooperate in a reasonable manner with the Indenture Trustee in connection with establishing new accounts at an Eligible Institution pursuant to Section 8.02 of the Indenture.

2.4.    Collections and Payment Date Advance Reimbursement.
(a)            The Servicer shall, with respect to SUBI Collections and amounts in respect of the 2023-2 SUBI Certificate, remit to the 2023-2 SUBI Collection Account (i) all Monthly Payments (net of any Daily Advance Reimbursements), (ii) all deposits required by Section 2.2 of the Basic Servicing Agreement, (iii) all Reallocation Payments pursuant to Sections 2.2 or 2.3 above, (iv) all Advances, (v) any Pull-Ahead Amounts, (vi) any Recovery Proceeds and (vii) any Sales Proceeds or Termination Proceeds from the disposition of a Matured Vehicle at auction or through sale to a dealer, in each case, on the Business Day prior to the related Payment Date for so long as the Monthly Remittance Condition is satisfied.  Notwithstanding the immediately preceding sentence, for so long as the Monthly Remittance Condition is satisfied, the Servicer will remit all such amounts described in the preceding sentence within two Business Days of receipt to an account established and maintained by BMW Capital. If the Monthly Remittance Condition is not satisfied, SUBI Collections will be deposited into the 2023-2 SUBI Collection Account within two Business Days of receipt. Notwithstanding anything herein to the contrary, so long as BMW FS is the Servicer, BMW FS may withhold from the deposit into the 2023-2 SUBI Collection Account any amounts indicated on the related Payment Date Certificate as being due and payable to the Servicer.  Notwithstanding Section 2.11 of the Basic Servicing Agreement, Insurance Proceeds shall be remitted in accordance with this Section 2.4(a).
Pending deposit into the 2023-2 SUBI Collection Account, SUBI Collections may be employed by the Servicer at its own risk and for its own benefit and shall not be segregated from its own funds; or, if the Monthly Remittance Condition is met, the Servicer shall be permitted to retain such amount received during a Collection Period until the Business Day immediately preceding the first Payment Date following such Collection Period.

(b)            The Servicer shall prepare and deliver the Payment Date Certificate as provided in Section 8.03 of the Indenture.  Pursuant to the Payment Date Certificate, the Servicer shall allocate Available Funds on deposit in the 2023-2 SUBI Collection Account with respect to the related Collection Period and instruct the Indenture Trustee to make, no later than 3:00 p.m. New York City time, on each Payment Date, the following deposits and distributions in the following amounts and order of priority:
(i)            to the Servicer the sum of (x) any outstanding Advances which have been outstanding for at least 90 days as of the end of the related Collection Period, and (y) with respect to 2023-2 Vehicles that have become Residual Value Loss Vehicles during the related Collection Period, an amount equal to the excess, if any, of (1) the related aggregate Sales Proceeds Advances, over (2) the sum of the aggregate related Sales Proceeds and aggregate related Termination Proceeds (collectively, for such Payment Date, the related “Payment Date Advance Reimbursement”);
(ii)            to or on behalf of the Servicer, the Servicing Fee in respect of the related Collection Period, together with any unpaid Servicing Fees from prior Collection Periods; and
(iii)            to the Indenture Trustee, the Owner Trustee, the Asset Representations Reviewer, the Note Distribution Account, the Reserve Fund and the Certificate Distribution Account, such distributions in the amounts and order of priority as set forth in Sections 8.04(a), 5.04 and 10.01 of the Indenture.
(c)            No trust account will be established to segregate any Payahead Amounts received from Lessees.
2.5.    Net Deposits.  Notwithstanding anything to the contrary contained in this Servicing Supplement, for so long as BMW FS is the Servicer, the Servicer shall be permitted to deposit into the 2023-2 SUBI Collection Account only the net amount distributable to the Issuer, as holder of the 2023-2 SUBI Certificate, on the related Deposit Date.  The Servicer shall, however, account to the Issuer, the Vehicle Trustee, the Indenture Trustee (or any successor to the duties of the Indenture Trustee), the Owner Trustee and the Noteholders as if all of the deposits and distributions described herein were made individually.
2.6.    Servicing Compensation.
(a)            As compensation for the performance of its obligations under this Servicing Supplement, the Servicer shall be entitled to receive the Servicing Fee with respect to the 2023-2 SUBI Assets.  This Section 2.6(a) replaces Section 2.5(a) of the Basic Servicing Agreement with respect to the 2023-2 SUBI Assets.
(b)            The Servicer shall also be entitled to additional servicing compensation with respect to the 2023-2 SUBI Assets in the form of expense reimbursement and any other administrative fees or similar charges under the 2023-2 Leases, including but not limited to any late payment fees now or later in effect, extension fees and early termination fees.
2.7.    Advances.

(a)            On each Deposit Date, the Servicer will, subject to Section 2.7(c) make, by deposit into the 2023-2 SUBI Collection Account, a Monthly Payment Advance in respect of the unpaid Monthly Payment of a 2023-2 Lease.
(b)            On each Deposit Date, the Servicer may, in its sole discretion, subject to Section 2.7(c), make, by deposit into the 2023-2 SUBI Collection Account, Sales Proceeds Advances.  After the Servicer has made a Sales Proceeds Advance with respect to a 2023-2 Vehicle, the Issuer shall have no claim against or interest in such 2023-2 Vehicle or any Sales Proceeds or Termination Proceeds, as the case may be, resulting from the sale or other disposition thereof.  If the Servicer shall sell or otherwise dispose of a 2023-2 Vehicle after having made a Sales Proceeds Advance, the Issuer may retain all of such Sales Proceeds Advance, and the Servicer shall retain the related Sales Proceeds or Termination Proceeds, as the case may be, up to the Securitization Value of the related 2023-2 Lease, and will deposit any Sales Proceeds or Termination Proceeds, as the case may be, in excess of the related Securitization Value into the 2023-2 SUBI Collection Account.  If the Servicer has not sold a 2023-2 Vehicle within 90 days after it has made a Sales Proceeds Advance, it shall be reimbursed for such Sales Proceeds Advance as part of the Payment Date Advance Reimbursement in accordance with Section 2.4(b)(i).  Within six months of receiving that reimbursement, if the related 2023-2 Vehicle has not been sold, the Servicer shall, if permitted by applicable law, cause such 2023-2 Vehicle to be sold at auction and shall remit the proceeds associated with the disposition of such 2023-2 Vehicle to the 2023-2 SUBI Collection Account.
(c)            Notwithstanding anything to the contrary in the Servicing Agreement, the Servicer shall be required to make Advances only to the extent that it determines that such Advance will be recoverable from future payments on or in respect of the related 2023-2 Lease or 2023-2 Vehicle.
2.8.    Third-Party Claims.  The Servicer shall immediately notify the Depositor (in the event that BMW FS is not acting as Servicer), the Issuer, the Vehicle Trustee and the Indenture Trustee (or any successor to the duties of the Indenture Trustee) upon learning of a claim or Lien of whatever kind of a third party that would materially and adversely affect the interests of the Depositor, the Issuer or the Vehicle Trust with respect to the 2023-2 SUBI Assets.
2.9.    Contingent and Excess Liability Insurance Policies.  So long as any Securities are outstanding, the Servicer shall maintain and pay when due all premiums with respect to the Contingent and Excess Liability Insurance Policies unless the termination or other modification of any Contingent and Excess Liability Insurance Policy will not reduce the Servicer’s insurance coverage below the $5 million minimum and the Rating Agency Condition is satisfied with respect to such termination or other modification.  The Servicer shall maintain such Contingent and Excess Liability Insurance Policies that collectively provide insurance coverage at a minimum of $5 million per accident and permit multiple claims in any policy period.  The obligations set forth in this Section 2.9 shall survive any termination of the Servicer hereunder.
2.10.    Reporting by the Servicer; Delivery of Certain Documentation.
(a)            On or prior to the Closing Date, and periodically thereafter as required in order to update the contents thereof upon any changes in the matters certified therein, the Servicer shall furnish to the Vehicle Trustee, the Indenture Trustee, the Holder and the Registered Pledgee an Officer’s Certificate listing the officers of the Servicer involved in, or responsible for, the servicing of the 2023-2 Leases.
(b)            On or before each Determination Date, the Servicer shall, in addition to the information required in Section 3.1 of the Basic Servicing Agreement, include in the Officer’s Certificate provided for in such Section the amount of any reimbursement being requested pursuant to such Section for the related Collection Period from the 2023-2 SUBI Collection Account.
(c)            With respect to each Collection Period, the Servicer will prepare and file, or cause to be filed, a Form ABS-EE (including an asset data file and asset-related document containing the asset-level information for each 2023-2 Lease and related 2023-2 Vehicle for such Collection Period) on or before the date on which the Form 10-D with respect to such Collection Period is required to be filed with the Commission.
2.11.    Annual Officer’s Certificate.  The Servicer shall deliver to the Owner Trustee, the Indenture Trustee and shall make available to each Rating Agency, within 90 days after the end of the Servicer's fiscal year (commencing with the fiscal year 2023), an Officer's Certificate signed by a Responsible Officer of the Servicer, stating that (i) a review of the activities of the Servicer during the preceding 12-month period (or such shorter period in the case of the first such Officer's Certificate) and of the performance of its obligations under the Agreement has been made under such officer's supervision and (ii) to such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.
2.12.    Assessment of Compliance and Annual Accountants’ Attestation.
(a)            Within 90 days after the end of the Servicer's fiscal year (commencing with the fiscal year 2023), the Servicer shall:
(i)            deliver to the Issuer and the Administrator a report regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB.  Such report shall be addressed to the Issuer and signed by an authorized officer of the Servicer, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit C hereto delivered to the Issuer and the Administrator concurrently with the execution of the Agreement;
(ii)            deliver to the Issuer and the Administrator a report of a registered public accounting firm reasonably acceptable to the Issuer and the Administrator that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph.  Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;
(iii)            cause each Subservicer and each Subcontractor determined by the Servicer to be “participating in the servicing function” within the meaning of Item 1122 of Regulation

AB, to deliver to the Issuer and the Administrator an assessment of compliance and accountants’ attestation as and when provided in paragraphs (i) and (ii) of this Section; and
(iv)            if requested by the Administrator, acting on behalf of the Issuer, deliver to the Issuer and the Administrator and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a securitization transaction a certification in the form attached hereto as Exhibit B.
The Servicer acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.  The Administrator, acting on behalf of the Issuer, will not request delivery of a certification under clause (a)(iv) above unless the Depositor is required under the Exchange Act to file an annual report on Form 10-K with respect to an Issuer whose asset pool includes the 2023-2 SUBI Certificate.
(b)            Each assessment of compliance provided by a Subservicer pursuant to Section 2.16 shall address each of the Servicing Criteria specified on a certification to be delivered to the Servicer, Issuer and the Administrator on or prior to the date of such appointment.  An assessment of compliance provided by a Subcontractor pursuant to Section 2.12(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer and the Issuer on the date of such appointment.
2.13.    Custody of Lease Documents and Certificates of Title.
(a)            To reduce administrative costs and ensure uniform quality in the servicing of the 2023-2 Leases and BMW FS’ own portfolio of leases, the Vehicle Trust hereby appoints the Servicer as its agent, bailee and custodian of the 2023-2 Leases, the certificates of title relating to the 2023-2 Vehicles, the insurance policies and insurance records and other documents related to the 2023-2 Leases and the related Lessees and 2023-2 Vehicles (collectively, the “Lease Files”).  Such documents will not be physically segregated from other leases, certificates of title, insurance policies and insurance records or other documents related to other leases and vehicles owned or serviced by the Servicer, including leases and vehicles which are not part of the 2023-2 SUBI Assets.  The accounting records and computer systems of BMW FS will reflect the allocation of the 2023-2 Leases and 2023-2 Vehicles to the 2023-2 SUBI, and the interest of the holders of the 2023-2 SUBI Certificate therein.  The Servicer may appoint one or more agents to act as subcustodians of certain items relating to the 2023-2 Leases, the certificates of title relating to the 2023-2 Vehicles, the insurance policies and insurance records and other documents related to the 2023-2 Leases and the related Lessees and 2023-2 Vehicles so long as the Servicer remains primarily responsible for their safekeeping.
(b)            The Servicer shall maintain possession of each Lease File at one of its offices specified in Schedule A to this Servicing Supplement or at such other office as shall be specified to the Issuer and the Indenture Trustee by written notice not later than 30 days after any change in location (except that, in the case of any 2023-2 Lease constituting “electronic chattel paper”, the “authoritative copy” (as such term is used in Section 9-105 of the UCC) of such 2023-2

Lease shall be maintained by the Servicer in a computer system such that the Servicer maintains “control” (as such term is used in Section 9-105 of the UCC) over such “authoritative copy”). The Servicer shall maintain possession of any written amendment to any 2023-2 Lease constituting tangible chattel paper or electronic chattel paper.  The Servicer shall make available to the Vehicle Trust, the Issuer and the Indenture Trustee or their duly authorized representatives, attorneys or auditors a list of locations of the Lease Files and the related accounts, records and computer systems maintained by the Servicer at such times during normal business hours as the Issuer shall reasonably instruct, which does not unreasonably interfere with the Servicer’s normal operations or customer or employee relations.
(c)            The Servicer hereby acknowledges that any 2023-2 Leases assigned to the Vehicle Trust and owned by the Vehicle Trust that are in the possession of, or are otherwise held on the Servicer’s system in the name of BMW Financial Services NA, LLC, are possessed or held in such a manner by the Servicer as agent for the Vehicle Trust.
2.14.    Servicer Defaults; Termination of Servicer.
(a)            Notwithstanding Section 4.1(a) of the Basic Servicing Agreement, the occurrence and continuation of any of the following shall constitute an Event of Default under the Servicing Agreement (each, a “Servicer Default”):
(i)            the Servicer shall fail to cause the delivery to the Indenture Trustee for distribution to the Noteholders, to the Owner Trustee for distribution to the Trust Certificateholders or to the Vehicle Trustee for distribution to holders of interests in the UTI, the SUBI or any Other SUBI, any required payment, which failure continues unremedied for 5 Business Days after (A) discovery of such failure by an officer of the Servicer or (B) receipt by the Servicer of notice thereof from the Indenture Trustee, the Owner Trustee or Noteholders evidencing not less than a majority of the aggregate unpaid principal balance of the Notes, voting together as a single class; or
(ii)            the Servicer fails to duly observe or perform in any material respect any of its covenants or agreements in the Servicing Agreement not otherwise covered in this Section 2.14(a), which failure materially and adversely affects the rights of a Holder of the 2023-2 SUBI Certificate or the Noteholders, as applicable, and which failure continues unremedied for 90 days after (A) receipt by the Servicer of written notice thereof from the Indenture Trustee or the Noteholders evidencing not less than a majority of the aggregate unpaid principal balance of the Notes, or (B) such default becomes known to the Servicer;
(iii)            any representation, warranty, or statement of the Servicer made in the Servicing Agreement, any other Basic Document to which the Servicer is a party or by which it is bound or any certificate, report or other writing delivered pursuant to the Servicing Agreement that proves to be incorrect in any material respect when made, which failure materially and adversely affects the rights of a Holder of the 2023-2 SUBI Certificate or the Noteholders, as applicable, and which failure continues unremedied for 90 days after (A) receipt by the Servicer of written notice thereof from the Indenture Trustee or the Noteholders evidencing not less than a majority of the aggregate unpaid principal balance of the Notes, or (B) such default becomes known to the Servicer;

(iv)            the entry of a decree or order for relief by a court or regulatory authority having jurisdiction over the Servicer in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian sequestrator or other similar official of the Servicer or of any substantial part of its property, the ordering the winding up or liquidation of the affairs of the Servicer and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or
(v)            the commencement by the Servicer of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future or state bankruptcy, insolvency or similar law, or the consent by the Servicer to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Servicer or of any substantial part of its property or the making by the Servicer of an assignment for the benefit of creditors or the failure by the Servicer generally to pay its debts as such debts become due or the taking of corporate action by the Servicer in furtherance of any of the foregoing.
provided, however, that any Servicer Default with respect to the 2023-2 SUBI shall not constitute an Event of Default with respect to any Other SUBI and any Event of Default (as such term is defined in the Basic Servicing Agreement) with respect to any Other SUBI shall constitute a Servicer Default or Event of Default (as such term is defined in the Basic Servicing Agreement) only with respect to such Other SUBI and not with respect to the 2023-2 SUBI.
Notwithstanding the foregoing, delay in or failure of performance referred to under clause (iii) for a period of 120 days, under clause (i) for a period of 45 days or clause (iv) for a period of 60 days, will not constitute a Servicer Default if that failure or delay was caused by a Force Majeure.  Upon the occurrence of any such event, the Servicer will not be relieved from using all commercially reasonable efforts to perform its obligations in a timely manner in accordance with the terms of the Servicing Agreement, and the Servicer will provide to the Indenture Trustee, the Vehicle Trustee, the Depositor and the Securityholders prompt notice of such failure or delay by it, together with a description of its efforts to so perform its obligations.
(b)            Upon the occurrence and continuation of any Servicer Default under the Servicing Agreement, the Servicer shall provide to the Indenture Trustee, the Owner Trustee, and any Noteholders prompt notice of such failure or delay by it, together with a description of its efforts to so perform its obligations.  Upon the written direction of the Holder (which for this purpose shall be the Indenture Trustee acting at the direction of the Noteholders holding not less than the Required Percentage), the Vehicle Trustee shall waive any default by the Servicer in the performance of its duties under the Servicing Agreement and its consequences.  Upon the waiver of a past default, such default will cease to exist and any Servicer Default arising therefrom will be deemed to have been remedied.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.
(c)            In addition to the provisions of Section 4.1(b) of the Basic Servicing Agreement, if a Servicer Default shall have occurred and be continuing with respect to the 2023-2 SUBI, the Vehicle Trustee may, to the extent such Servicer Default relates to the SUBI Assets, upon the direction of the holder and pledgee of the SUBI Certificates, terminate all of the rights and obligations of the Servicer under the Servicing Agreement with respect to the SUBI Assets.  For purposes of the immediately preceding sentence, the holder of the SUBI Certificate will be the Indenture Trustee acting at the direction of Noteholders holding not less than the Required Percentage, so long as any Notes are outstanding.  In each case, upon written direction from the holder of the SUBI Certificate, the Vehicle Trustee will effect that termination by delivering notice thereof to the Servicer, with a copy made available to each Rating Agency and any rating agency rating any securities based on any Other SUBIs affected by that Servicer Default.
(d)            Upon the termination of the Servicer with respect to the SUBI Assets, the Servicer subject to that termination or removal will continue to perform its functions as Servicer, until the date a successor Servicer is appointed as Servicer under the Servicing Agreement.  As soon as practicable after the termination of the Servicer (but in no event more than 10 Business Days after any such termination), the Servicer shall deliver the Lease Files to the successor Servicer unless otherwise instructed by the Indenture Trustee; provided, however, that with respect to “authoritative copies” of the 2023-2 Leases constituting electronic chattel paper, the Servicer shall transfer such “authoritative copies” to the successor Servicer, unless otherwise instructed by the Indenture Trustee.  In connection with any such transfer of “authoritative copies” of the 2023-2 Leases, an authorized representative of the Servicer shall use commercially reasonable efforts to convert an authoritative copy into tangible form by permanently removing such electronic authoritative copy from the Servicer’s electronic vaulting system and causing a contract in tangible form to be printed as the tangible authoritative copy that constitutes original tangible chattel paper for purposes of the UCC, and shall deliver such tangible authoritative copy to the successor Servicer or to the Indenture Trustee or the Indenture Trustee’s designee at the place or places as the Indenture Trustee may reasonably designate.
(e)            In the event of a termination of the Servicer as a result of a Servicer Default with respect to the SUBI Assets only, the Vehicle Trustee, acting at the direction of the holder of the SUBI Certificate (which holder for this purpose will be the Indenture Trustee, acting at the direction of Noteholders holding not less than Required Percentage) will appoint a successor Servicer.  The Vehicle Trustee will have the right to approve that successor Servicer, and that approval may not be unreasonably withheld.
(f)            Upon appointment of a successor Servicer, the successor Servicer shall assume all of the rights and obligations of the Servicer under the Servicing Agreement; provided, however, that no successor Servicer shall have any responsibilities with respect to making any Advance.  Any compensation payable to a successor Servicer may not be in excess of that permitted the predecessor Servicer.
(g)            In the event the Servicer is removed with respect to servicing the 2023-2 SUBI Assets, the Servicer shall be entitled to reimbursement for any outstanding Advances made pursuant to this Servicing Supplement, to the extent of the funds available therefor.
2.15.    Servicer Representations and Warranties.
(a)            Effective as of the date hereof, the Servicer hereby represents and warrants that, as of the Closing Date (unless another date is otherwise specified below):

(i)            each 2023-2 Vehicle was a new BMW passenger car or BMW light truck at the time of origination of the related 2023-2 Lease;
(ii)          each 2023-2 Vehicle has a model year of 2020 or later;
(iii)        each 2023-2 Lease provides for level payments that fully amortize the adjusted capitalized cost of the 2023-2 Lease at the related Lease Rate to the related Contract Residual Value over the lease term and, in the event of a lessee-initiated early termination, provides for payment of the related Early Termination Cost;
(iv)        each 2023-2 Lease was originated on or after February 1, 2021;
(v)           each 2023-2 Lease has a Maturity Date on or after the January 2024 Payment Date and no later than the August 2026 Payment Date;
(vi)         each 2023-2 Lease is not more than 29 days past due as of the Cutoff Date;
(vii)       each 2023-2 Lease was originated by BMW FS in the United States, for a Lessee with a U.S. address, in the ordinary course of BMW FS’ business and in compliance with BMW FS’ customary credit policies and practices;
(viii)     each 2023-2 Lease is a U.S. dollar-denominated obligation;
(ix)         each 2023-2 Lease was created in compliance in all material respects with all applicable federal and state laws, including consumer credit, truth in lending, equal credit opportunity and applicable disclosure laws;
(x)            each 2023-2 Lease (a) is a legal, valid and binding payment obligation of the related Lessee, enforceable against such Lessee in accordance with its terms, as amended, (b) has not been satisfied, subordinated, rescinded, canceled or terminated and (c) no right of rescission, setoff, counterclaim or defense with respect to such 2023-2 Lease has been asserted or threatened in writing;
(xi)         for each 2023-2 Lease that was executed electronically, an electronic executed copy of the documentation associated therewith is located at one of BMW FS’ offices;
(xii)       each 2023-2 Lease requires the related Lessee to obtain physical damage and liability insurance that names BMW FS or the lessor as loss payee covering the related 2023-2 Vehicle;
(xiii)     each 2023-2 Lease has been validly assigned to the Vehicle Trust by the related Center and is owned by the Vehicle Trust, free of all liens, encumbrances or rights of others other than liens relating to administration of title and tax issues;
(xiv)     as of the Cutoff Date, the Lessee of each 2023-2 Lease has a garaging state address in a Trust State and such Lessee is not BMW FS, the Depositor or any of their respective affiliates;

(xv)            the certificate of title related to each 2023-2 Vehicle is registered in the name of the Vehicle Trust or the Vehicle Trustee (or a properly completed application for such certificate of title has been submitted to the appropriate titling authority);
(xvi)          each 2023-2 Lease is a closed-end lease that requires all Monthly Payments to be made within 36 months of the date of origination of such lease;
(xvii)        each 2023-2 Lease is fully assignable and does not require the consent of the Lessee as a condition to any transfer, sale or assignment of the rights of the related originator;
(xviii)      each 2023-2 Lease has not been deferred or otherwise modified except in accordance with BMW FS’ normal credit and collection policies and practices;
(xix)          each 2023-2 Lease is not an asset of an Other SUBI;
(xx)            the servicing systems of BMW FS do not indicate that the Lessee of any 2023-2 Lease is currently the subject of a bankruptcy proceeding; and
(xxi)          each 2023-2 Lease constitutes tangible “chattel paper” or “electronic chattel paper” for purposes of the UCC and, if such 2023-2 Lease constitutes “electronic chattel paper,” the Vehicle Trust has “control” (as such term is used in Section 9-105 of the UCC) over the “authoritative copy” (as such term is used in Section 9-105 of the UCC) of such 2023-2 Lease.
(b)            Effective as of the date hereof, the Servicer further hereby represents and warrants that:
(i)            The Servicer has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its properties and assets and conduct its business, is duly qualified to transact business and is in good standing in each jurisdiction in which its ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, and has full power and authority to execute and perform its obligations under the Agreement, the Basic Documents and the Notes.
(ii)            The execution and delivery of this Servicing Supplement and any other Basic Document to which the Servicer is a party has been duly authorized by all necessary corporate action of the Servicer, and this Servicing Supplement and any other Basic Document to which the Servicer is a party has been duly executed and delivered by the Servicer and when duly executed and delivered by the other parties hereto this Servicing Supplement will be the valid and binding agreement of the Servicer, enforceable against the Servicer in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and to general principles of equity (whether applied in a proceeding at law or in equity).
(iii)            The Servicer is not (and its entry and performance of its obligations under the Basic Documents will not cause it to be) in violation of any term or provision of its charter documents or by-laws, or in breach of or in default under any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator applicable to the Servicer or any agreement to which it is a party or by which its properties are bound, the consequence of which violation, breach or default would have (A) a materially adverse effect on or constitute a materially adverse change in, or constitute a development involving a prospective materially adverse effect on or change in, the condition (financial or otherwise), earnings, properties, business affairs or business prospects, net worth or results of operations of the Servicer or (B) a material and adverse effect on its ability to perform its obligations under the Agreement.
(iv)            Each of the Servicer and the Vehicle Trust possesses all consents, licenses, certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its businesses, and the Servicer has not received any notice of proceedings relating to the revocation or modification of any such consent, license, certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on or constitute a material adverse change in, or constitute a development involving a prospective material adverse effect on or change in, the condition (financial or otherwise), earnings, properties, business affairs or business prospects, net worth or results of operations of the Servicer or the Vehicle Trust, respectively, except as described in or contemplated by the Prospectus.
(v)            No legal or governmental proceedings are pending or threatened to which the Servicer is a party or to which the property of the Servicer is subject except for such proceedings that would not, if the subject of any unfavorable decision, ruling or finding, singly or in the aggregate, have a material adverse effect on the condition (financial or otherwise), earnings, properties, business affairs or business prospects, net worth or results of operations of the Servicer or the Servicer’s ability to perform its obligations under the Agreement.
(vi)            In selecting the 2023-2 Leases, no selection procedure, aside from those specified herein, was used that was believed to be adverse to the holders of interests in the Vehicle Trust, the 2023-2 SUBI or any Other SUBI.
2.16.    Appointment of Subservicer or Subcontractor.
(a)            The Servicer may at any time appoint a subservicer to perform all or any portion of its obligations as servicer hereunder; provided however, that the Servicer shall remain obligated and be liable to the Owner Trustee, the Indenture Trustee and the Securityholders for the servicing and administering of the 2023-2 Leases and 2023-2 Vehicles in accordance with the provisions hereof without diminution of such obligation and liability by virtue of the appointment of such subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the 2023-2 Leases and 2023-2 Vehicles. The fees and expenses of any subservicer shall be as agreed between the Servicer and such subservicer from time to time, and none of the Owner Trustee, the Indenture Trustee, the Issuer or the Securityholders shall have any responsibility therefor.
(b)            The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Issuer to comply with the reporting and compliance provisions of the Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer as is required to file all required reports with the Commission.  The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Issuer and the Administrator any servicer compliance statement required to be delivered by such Subservicer under Section 2.11, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2.12 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2.12(a)(iv) as and when required to be delivered.
(c)            The Servicer shall promptly upon request provide to the Issuer or the Administrator, acting on behalf of the Issuer, a written description (in form and substance satisfactory to the Issuer and the Administrator) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which, if any, of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which, if any, elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.
As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Issuer and the Depositor to comply with the reporting and compliance provisions of the Agreement to the same extent as if such Subcontractor were the Servicer.  The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Issuer and the Administrator any assessment of compliance and attestation required to be delivered by such Subcontractor, in each case as and when required to be delivered.
2.17.    Information to be Provided by the Servicer.
(a)            At the request of the Administrator, acting on behalf of the Issuer, for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) notify the Issuer and the Administrator in writing of any material litigation or governmental proceedings pending against the Servicer or any Subservicer and (ii) provide to the Issuer and the Administrator a description of such proceedings.
(b)            As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Servicing Supplement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Issuer, the Administrator and the Depositor, at least 10 Business Days prior to the effective date of such succession or appointment, (x) written notice to the Issuer and the Administrator of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Issuer and the Administrator, all information reasonably requested by the Issuer or the Administrator, acting on behalf of the Issuer, in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(c)            In addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of the Agreement, if so requested by the Issuer or the Administrator, acting on behalf of the Issuer, the Servicer shall provide such information regarding the performance or servicing of the 2023-2 Leases and 2023-2 Vehicles as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.  Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the Servicer under the Agreement, commencing with the first such report due not less than ten Business Days following such request.
2.18.    Remedies.
(a)            The Servicer shall be liable to the Issuer, the Administrator and the Depositor for any monetary damages incurred as a result of the failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, attestation, accountants’ letter or other material when and as required under Article IV, including any failure by the Servicer to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and shall reimburse the applicable party for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer, or any Subcontractor.
(b)            The Servicer shall promptly reimburse the Issuer and the Administrator for all reasonable expenses incurred by the Issuer or Administrator as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the 2023-2 Leases and 2023-2 Vehicles to a successor servicer.  The provisions of this paragraph shall not limit whatever rights the Issuer or Administrator may have under other provisions of the Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.
2.19.    Purchase of the 2023-2 SUBI Certificate; Redemption of the Notes; Repayment of the Trust Certificates.
(a)            The Servicer shall be permitted at its option (the “Optional Purchase”) to purchase the 2023-2 SUBI Certificate from the Issuer on any Payment Date if, either before or after giving effect to any payment of principal required to be made on such Payment Date, the Note Balance is less than or equal to 5% of the Initial Note Balance.  The purchase price for the 2023-2 SUBI Certificate shall equal the sum of (i) the outstanding Note Balance, together with accrued interest thereon up to but not including such Payment Date, and (ii) the aggregate amount of any accrued and unpaid fees, expenses and indemnities due and owing to the Indenture Trustee, the Owner Trustee and the Asset Representations Reviewer, in each case to the extent such fees, expenses and indemnities have not been previously paid by the Issuer (the “Optional Purchase Price”), which amount shall be deposited by the Servicer into the 2023-2 SUBI Collection Account on the Deposit Date related to such Payment Date.  If the Servicer exercises the Optional Purchase, the Notes shall be redeemed in whole, but not in part, on the related Payment Date at the Redemption Price.
(b)            Notice of any redemption of the Notes pursuant to this Section 2.19 shall be given by the Servicer or Administrator to the Owner Trustee and the Indenture Trustee as soon as practicable.  The Administrator shall make notice of such redemption available to each Rating Agency.
(c)            Following the satisfaction and discharge of the Indenture and the payment in full of the principal of and interest on the Notes, the Trust Certificateholders will succeed to the rights of the Noteholders hereunder and the Owner Trustee will succeed to the rights of, and assume the obligations to make payments to Trust Certificateholders of, the Indenture Trustee pursuant to this Servicing Supplement.
2.20.    Servicer Not to Resign.  Subject to Sections 2.10 and 4.1(b) of the Basic Servicing Agreement, the Servicer shall not resign from the obligations and duties imposed on it by this Servicing Supplement as Servicer except upon a determination that the performance of its duties under this Servicing Supplement shall no longer be permissible under applicable law.  Notice of any determination that the performance by the Servicer of its duties hereunder is no longer permitted under applicable law shall be communicated to the Owner Trustee, the Indenture Trustee and the Vehicle Trustee at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination shall be evidenced by an Opinion of Counsel to such effect delivered by the Servicer to the Owner Trustee, the Indenture Trustee and the Vehicle Trustee concurrently with or promptly after such notice. No resignation of the Servicer shall become effective until a successor Servicer acceptable to the Indenture Trustee, acting at the written direction of Noteholders holding at least a majority of the Outstanding Amount, has assumed the responsibilities and obligations of the resigning Servicer. If no Servicer has been appointed within 30 days of resignation or removal, or the date upon which any regulatory authority requires such resignation, the Indenture Trustee (acting at the written direction of the Noteholders holding not less than the Required Percentage) may petition any court of competent jurisdiction for such appointment.
2.21.    Pull-Ahead and Other Early Termination Marketing Programs.  The Servicer may, in its discretion, with respect to any 2023-2 Lease, permit the Lessee under the related 2023-2 Lease to terminate such 2023-2 Lease prior to its scheduled termination date as part of a “pull-ahead” or other marketing program; provided, however, that such early termination shall not be permitted unless all Pull-Ahead Amounts due and payable by the Lessee under such 2023-2 Lease on or before the date of such Lessee’s election to terminate the 2023-2 Lease have been paid by or on behalf of such Lessee and are deposited in the 2023-2 SUBI Collection Account within the time period thereafter stated in Section 2.4 of this Servicing Supplement. Following such early termination, the Servicer shall charge the related Lessee any applicable Excess Wear and Use Payments and Excess Mileage Payments in accordance with customary servicing practices with respect to 2023-2 Leases that are terminated early by the related Lessee in the absence of a “pull-ahead” or other marketing program.
2.22.    Vehicle Trustee Compensation.  Notwithstanding anything to the contrary contained herein or in the Vehicle Trust Agreement, including without limitation, Sections 6.5, 7.8 and 8.1 of the Vehicle Trust Agreement, the fees, expenses, and indemnification owed to the Vehicle Trustee pursuant to the Vehicle Trust Agreement shall be paid by the Servicer and no recourse may be had to the 2023-2 SUBI Assets for any such amounts.

2.23.    2023-2 SUBI Collection Account.  Pursuant to Section 8.02(c) of the Indenture, the Issuer shall establish with the Securities Intermediary and the Indenture Trustee shall maintain the 2023-2 SUBI Collection Account. In the event the 2023-2 SUBI Collection Account ceases to be held at an Eligible Institution, the Servicer shall assist the Indenture Trustee as necessary to establish a new 2023-2 SUBI Collection Account in accordance with Section 8.02(c) of the Indenture.
2.24.    Regulation RR Risk Retention.  BMW FS, as “sponsor” within the meaning of Regulation RR, shall cause the Depositor to retain the “eligible horizontal residual interest” (as defined by Regulation RR (the “Retained Interest”)) on the Closing Date and BMW FS will cause the Depositor and each Affiliate of BMW FS not to sell, transfer, finance or hedge the Retained Interest except as permitted by Regulation RR.  This Section 2.24 shall survive the termination of this Servicing Supplement, and any resignation by, or termination of, BMW FS in its capacity as Servicer hereunder.

ARTICLE III - MISCELLANEOUS
3.1.    Termination of Supplement.  This Servicing Supplement shall terminate upon the termination of the 2023-2 SUBI.  Any such termination hereunder shall effect a termination only with respect to the 2023-2 SUBI Assets and not as to Trust Assets allocated to the UTI or any Other SUBI, and shall not effect a termination of the Basic Servicing Agreement or any other servicing supplement.
3.2.    Governing Law.  This Servicing Supplement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to any otherwise applicable principles of conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
3.3.    Amendment.
(a)            Notwithstanding the foregoing, this Servicing Supplement (and, accordingly, the Basic Servicing Agreement, insofar as it relates to the 2023-2 SUBI) may be amended from time to time by the parties hereto:
(i)            without the consent of the Noteholders; provided, that any such action will not, in the good faith judgment of the parties hereto, materially and adversely affect the interest of any Noteholder; and
(ii)            from time to time (including to change the remittance schedule for depositing SUBI Collections and other amounts into the 2023-2 SUBI Collection Account) upon receipt of the consent of the Noteholders holding at least a majority of the aggregate outstanding principal balance of the Notes and, to the extent affected thereby, the consent of Trust Certificateholders holding at least a majority of the Certificate Percentage Interests of the Trust Certificates, for the purpose of adding any provision to, or changing in any manner the rights of the Notes or Trust Certificates, provided however, that to the extent that any such amendment materially affects the UTI or any Other SUBI, the 2023-2 SUBI Certificate or the 2023-2 SUBI Assets, such amendment shall require the consent of at least a majority of the Holders affected thereby; in addition, to the extent that (A) such amendment shall increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections or payments in respect of the 2023-2 SUBI or the 2023-2 SUBI Certificate or distributions required to be made on any Securities or (B) reduce the percentage of the aggregate principal amount of Securities required to consent to any such amendment, any such amendment shall require the consent of all the Holders or holders of 100% of all outstanding Securities, as the case may be.
(b)            In connection with any amendment to this Servicing Supplement, an Opinion of Counsel is required to be delivered to the Vehicle Trustee to the effect that after such amendment, for U.S. federal income tax purposes, the Vehicle Trust will not be characterized as an association or a publicly traded partnership, in either case taxable as a corporation.
(c)            Any amendment to this Servicing Supplement shall amend the Basic Servicing Agreement only insofar as such amendment relates to the 2023-2 SUBI.
(d)            Any amendment to this Servicing Supplement shall be deemed not to materially and adversely affect the interests of any holder of Notes, if the Rating Agency Condition is satisfied.
(e)            The Indenture Trustee shall be notified promptly of any amendments to this Servicing Supplement.  Any amendment to this Servicing Supplement which affects the rights or duties of the Indenture Trustee shall require the Indenture Trustee’s prior written consent.
3.4.    Relationship of this Servicing Supplement to Other Basic Documents.  Unless the context otherwise requires, this Servicing Supplement and the other Basic Documents shall be interpreted so as to give full effect to all provisions hereof and thereof.  In the event of any actual conflict between the provisions of this Servicing Supplement and (i) the Vehicle Trust Agreement, with respect to the servicing of any Trust Assets, the provisions of this Servicing Supplement shall prevail and (ii) the Basic Servicing Agreement, the provisions of this Servicing Supplement shall control.
3.5.    Binding Effect.  The provisions of this Servicing Supplement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns, and all such provisions shall inure to the benefit of the Vehicle Trustee on behalf of the Vehicle Trust and the Indenture Trustee.
3.6.    Table of Contents and Headings.  The Table of Contents and Article and Section headings herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
3.7.    Counterparts.  This Servicing Supplement may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument. Each party agrees that this Servicing Supplement and any other documents to be delivered in connection herewith may be electronically signed, and that any electronic signatures appearing on this Servicing Supplement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility to the fullest extent permitted by law.

3.8.    Further Assurances.  Each party will do such acts, and execute and deliver to any other party such additional documents or instruments, as may be reasonably requested in order to effect the purposes of this Servicing Supplement and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder.
3.9.    No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided at law, in equity or otherwise.
3.10.    No Petition.  The parties hereto, by entering into this Servicing Supplement, hereby covenant and agree that prior to the date that is one year and one day after the date upon which all obligations and payments under the Securitized Financing have been paid in full, they will not institute against, or join any Person in instituting against any Holder, any Registered Pledgee, the UTI Beneficiary (and the general partner of the UTI Beneficiary that is a partnership, or the managing member of the UTI Beneficiary that is a limited liability company), the Vehicle Trustee, the Vehicle Trust, any Special Purpose Affiliate (and the general partner of any Special Purpose Affiliate that is a partnership, or the managing member of any Special Purpose Affiliate that is a limited liability company) that holds a beneficial interest in the Vehicle Trust, the Transferor, the Issuer, the Indenture Trustee or any Affiliate or beneficiary of the same, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any United States federal or state bankruptcy or similar law.  This Section shall survive the complete or partial termination of the Servicing Agreement or the SUBI Trust Agreement and the complete or partial resignation or removal of the Servicer.
3.11.    Limitation of Liability of Vehicle Trustee.  Notwithstanding anything contained herein to the contrary, this instrument has been countersigned by BNY Mellon Trust of Delaware not in its individual capacity but solely in its capacity as Vehicle Trustee of the Vehicle Trust and in no event shall BNY Mellon Trust of Delaware in its individual capacity have any liability for the representations, warranties, covenants, agreements or other obligations of the Vehicle Trust hereunder, as to all of which recourse shall be had solely to the assets of the Vehicle Trust.  For all purposes of this Servicing Supplement, in the performance of any duties or obligations of the Vehicle Trust hereunder, the Vehicle Trustee shall be subject to, and entitled to the benefits of, the terms and provisions of Part VI of the SUBI Trust Agreement.
3.12.    Intent of Parties; Reasonableness.  The Servicer, Sponsor and Issuer acknowledge and agree that the purpose of Sections 2.12 and 2.16 of this Servicing Supplement is to facilitate compliance by the Issuer and the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission.
None of the Sponsor, the Administrator nor the Issuer shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act).  The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Issuer or the Administrator in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.  In connection with this transaction, the Servicer shall cooperate fully with the Administrator and the Issuer to deliver to the Administrator or Issuer, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Issuer or the Administrator to permit the Issuer or Administrator (acting on behalf of the Issuer) to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the 2023-2 Leases and 2023-2 Vehicles, or the servicing of the 2023-2 Leases and 2023-2 Vehicles, reasonably believed by the Issuer or the Administrator to be necessary in order to effect such compliance.
The Issuer and the Administrator (including any of its assignees or designees) shall cooperate with the Servicer by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the reasonable judgment or the Issuer or the Administrator, as applicable, to comply with Regulation AB.
3.13.    Series Disclaimer and Acknowledgment.  The parties hereto acknowledge and agree that the Vehicle Trust is organized in series pursuant to Sections 3804(a) and 3806(b)(2) of the Business Trust Statute.  As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each series of the Vehicle Trust shall be enforceable against the assets of such series of the Vehicle Trust only, and not against the assets of the Vehicle Trust generally or the assets of any other series of the Vehicle Trust or against the Vehicle Trustee of the Vehicle Trust.  There may be several series of the Vehicle Trust created pursuant to the Vehicle Trust Agreement.
3.14.    Third-Party Beneficiaries.  The Holder and Registered Pledgee of the 2023-2 SUBI Certificate (including the Issuer and the Indenture Trustee), and their respective successors, permitted assigns and pledgees are third-party beneficiaries of the Servicing Agreement and this Servicing Supplement, insofar as they apply to the 2023-2 SUBI.
3.15.    Effect of Supplement on Basic Servicing Agreement.
(a)            Except as otherwise specifically provided herein or unless the context otherwise requires, (i) the parties hereto shall continue to be bound by all provisions of the Basic Servicing Agreement and (ii) the provisions set forth herein shall operate either as additions to or modifications of the extant obligations of the parties under the Basic Servicing Agreement, as the context may require.  In the event of any conflict between this Servicing Supplement and the Basic Servicing Agreement in respect of the 2023-2 SUBI, the provisions of this Servicing Supplement shall prevail.
(b)            For purposes of determining the obligations of the parties hereto under this Servicing Supplement with respect to the 2023-2 SUBI, except as otherwise indicated by the context, general references in the Basic Servicing Agreement to (i) a SUBI Certificate shall be deemed to refer more specifically to the 2023-2 SUBI Certificate, (ii) the SUBI shall be deemed to refer more specifically to the 2023-2 SUBI, (iii) a SUBI Portfolio shall be deemed to refer more specifically to the portfolio of assets of the 2023-2 SUBI, (iv) a SUBI Asset shall be deemed to refer more specifically to the 2023-2 Leases, the 2023-2 Vehicles and the other Trust Assets allocated to or earned by the 2023-2 SUBI, (v) a SUBI Servicing Agreement Supplement shall be deemed to refer more specifically to this Servicing Supplement and (vi) a SUBI Supplement shall be deemed to refer more specifically to the 2023-2 SUBI Supplement.
3.16.    Additional Agreements.  The Servicer agrees to fulfill its obligations under Sections 2.1(a), 2.1(d), 2.4, 2.5(a), 3.1(a), 3.1(b), 3.3 and 5.7 of the 2023-2 SUBI Supplement.
ARTICLE IV - ASSET REPRESENTATIONS REVIEW; DISPUTE RESOLUTION
4.1.    Asset Representations Review.
(a)            Upon the occurrence of a Delinquency Trigger with respect to any Collection Period, the Servicer will promptly send to the Administrator and the Indenture Trustee a notice describing the occurrence of the Delinquency Trigger, and including reasonably detailed calculations thereof.
(b)            If the Indenture Trustee notifies the Servicer pursuant to Section 12.02 of the Indenture that sufficient Noteholders have voted within the required time to initiate an Asset Representations Review of all ARR Leases by the Asset Representations Reviewer pursuant to the Asset Representations Review Agreement, then the Servicer shall:
(i)            promptly (but in no case later than 10 Business Days of receipt by the Servicer of such notice) notify the Asset Representations Reviewer and the Indenture Trustee of the number and identity of the ARR Leases;
(ii)            within sixty days after receipt by the Servicer of such notice from the Indenture Trustee, render reasonable assistance, including granting access to copies of any underlying documents and Lease Files and all other relevant documents, to the Asset Representations Reviewer to facilitate the performance of a review of all ARR Leases, pursuant to Section 3.05 of the Asset Representations Review Agreement, in order to verify compliance with the representations and warranties made to the Issuer by the Servicer set forth in Section 2.15(a) of this Servicing Supplement; and
(iii)            provide such other reasonable assistance to the Asset Representations Reviewer as it requests in order to facilitate its Asset Representations Review of the ARR Leases pursuant to the Asset Representations Review Agreement.
(c)            Upon receipt by the Servicer of a Review Report from the Asset Representations Reviewer pursuant to Section 3.08 of the Asset Representations Review Agreement, the Servicer will evaluate such Review Report to determine whether any ARR Lease should be reallocated as a result of a breach of any representation or warranty made by it under Section 2.15(a) of the Servicing Supplement.  Prior to the provision of any such Review Report to a Noteholder or Note Owner, the Servicer shall ensure and, upon request of the Indenture Trustee, shall certify to the Indenture Trustee, that the Review Report contains no Personally Identifiable Information (as defined in the Asset Representations Review Agreement).
(d)            The Servicer may redact any materials provided to the Asset Representations Reviewer in order to remove any personally identifiable customer information.  Except for the measure described in the immediately preceding sentence, the Servicer will use commercially reasonable efforts not to change the meaning of such materials or their usefulness to the Asset Representations Reviewer in connection with its review pursuant to Section 3.05 of the Asset Representations Review Agreement.
4.2.    Dispute Resolution.
(a)            If the Indenture Trustee requests (as permitted by Section 12.03 of the Indenture, and by written notice to the Servicer), or if any Noteholder or Verified Note Owner requests (by written notice to the Indenture Trustee or the Servicer) (any such party making a request, the “Requesting Party”), that a 2023-2 Lease be reallocated due to an alleged breach of a representation and warranty set forth in Section 2.15(a) of this Servicing Supplement, the Servicer will evaluate any such request, and if the request has not been fulfilled or otherwise resolved to the reasonable satisfaction of the Requesting Party within 180 days of the receipt of such request by the Servicer (which, if sent by a Noteholder or Verified Note Owner to the Indenture Trustee, will be forwarded to the Servicer), then the Requesting Party will have the right to refer the matter, at its discretion, to either mediation (including non-binding arbitration) or third-party binding arbitration pursuant to this Section 4.2.  Dispute resolution to resolve reallocation requests will be available regardless of whether Noteholders and Verified Note Owners voted to direct an Asset Representations Review or whether the Delinquency Trigger occurred.  The Servicer will direct the Indenture Trustee to, and the Indenture Trustee will, notify the Requesting Party of the date when the 180-day period ends without resolution by the appropriate party and that such Requesting Party has to provide notice to the Servicer of its intention to refer the matter to mediation, to refer the matter to arbitration, or to institute a legal proceeding within 30 days after the delivery of such notice of the end of the 180-day period.  For the avoidance of doubt, the Indenture Trustee shall be under no obligation to monitor reallocation activity or to independently determine which reallocation requests remain unresolved at the end of such 180-day period.  The Servicer agrees to participate in the resolution method selected by the Requesting Party.
(b)            If the Requesting Party selects mediation (including non-binding arbitration) as the resolution method, the following provisions will apply:
(i)            The mediation will be administered by JAMS pursuant to its mediation procedures in effect at the time of the proceeding.
(ii)            The mediator will be impartial, knowledgeable about and experienced with the laws of the State of New York and an attorney specializing in commercial litigation with at least 15 years of experience and who will be appointed from a list of neutrals maintained by JAMS.  Upon being supplied a list of at least 10 potential mediators by JAMS, each of the Servicer and the Requesting Party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential mediators in order of preference.  JAMS will select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.
(iii)            The Servicer and the Requesting Party will use commercially reasonable efforts to begin the mediation within 30 days of the selection of the mediator and to conclude the mediation within 60 days of the start of the mediation.
(iv)            The fees and expenses of the mediation will be allocated as mutually agreed by the Servicer and the Requesting Party as part of the mediation.
(c)            If the Requesting Party selects binding arbitration as the resolution method, the following provisions will apply:
(i)            The arbitration will be administered by the AAA pursuant its Arbitration Rules in effect on the date of such arbitration.
(ii)            The arbitral panel will consist of three members, (i) one to be appointed by the Requesting Party within five Business Days of providing notice to the Servicer of its selection of arbitration, (ii) one to be appointed by the Servicer within five Business Days of that appointment and (iii) the third, who will preside over the panel, to be chosen by the two party-appointed arbitrators within five Business Days of the second appointment.  If any party fails to appoint an arbitrator or the two party-appointed arbitrators fail to appoint the third within the stated time periods, then the appointments will be made by the AAA pursuant to the Arbitration Rules.  In each such case, each arbitrator will be impartial, knowledgeable about and experienced with the laws of the State of New York and an attorney specializing in commercial litigation with at least 15 years of experience.
(iii)            Each arbitrator will be independent and will abide by the Code of Ethics for Arbitrators in Commercial Disputes in effect at the time of the proceeding.  Prior to accepting an appointment, each arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.   Any arbitrator may be removed by AAA for cause consisting of actual bias, conflict of interest or other serious potential for conflict.
(iv)            After consulting with the parties, the arbitral panel will devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 90 days after appointment.  The arbitral panel will have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with then-prevailing New York law (including prehearing and post hearing motions), and will do so on the motion of any party to the arbitration.
(v)            Notwithstanding whatever other discovery may be available under the AAA’s Arbitration Rules in effect on the date of such arbitration, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: (A) four party witness depositions not to exceed five hours, and (B) one set of interrogations, document requests, and requests for admissions; provided that the arbitral panel will have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitral panel determines good cause is shown that such additional discovery is reasonable and necessary.
(vi)            The arbitral panel will make its final determination no later than 90 days after appointment.  The arbitral panel will resolve the dispute in accordance with the terms of this Servicing Supplement, and may not modify or change this Servicing Supplement in any way.  The arbitral panel will not have the power to award punitive damages or consequential damages in any arbitration conducted by them.  In its final determination, the arbitral panel will determine and award the costs of the arbitration (including the fees of the arbitral panel, cost of any record or transcript of the arbitration, and administrative fees) and reasonable attorneys’ fees to the parties as determined by the arbitral panel in its reasonable discretion.  The determination in any binding arbitration of the arbitral panel will be in writing and counterpart copies will be promptly delivered to the parties.  The determination will be final and non-appealable and may be enforced in any court of competent jurisdiction.
(vii)            By selecting binding arbitration, the selecting party is giving up the right to sue in court, including the right to a trial by jury.
(viii)                          No person may bring a putative or certified class action to arbitration.
(d)            The following provisions will apply to both mediations and arbitrations:
(i)            Any mediation or arbitration will be held in New York, New York, but any party may appear by video conference or teleconference;
(ii)            The details and/or existence of any unfulfilled reallocation request, any informal meetings, mediations or arbitration proceedings conducted under this Section 4.2, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties' attempt to informally resolve an unfulfilled reallocation request, and any discovery taken in connection with any arbitration, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 4.2).  Such information will be kept strictly confidential and will not be disclosed or discussed with any third party (excluding a party's attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 4.2), except as otherwise required by law, regulatory requirement or court order.  If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient will promptly notify the other party to the resolution procedure and will provide the other party with the opportunity to object to the production of its confidential information; and
(iii)            If JAMS or the AAA no longer exists, or if its rules would no longer permit mediation or arbitration of the dispute, the matter will be administered by another nationally recognized mediation or arbitration organization, as applicable, selected by BMW FS, using its relevant rules then in effect.  However, if any such rules are inconsistent with the terms of the mediation or arbitration stated in this Servicing Supplement, the terms of this Servicing Supplement will apply.

(iv)            Under no circumstances will the Indenture Trustee, the Vehicle Trustee, the Owner Trustee or the Issuer be liable for any expenses allocated to the Requesting Party in any dispute resolution proceeding.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Servicing Supplement to be duly executed by their respective officers duly authorized as of the day and year first above written.
FINANCIAL SERVICES VEHICLE TRUST,
with respect to the 2023-2 SUBI
By:	BNY Mellon Trust of Delaware, not in its individual capacity but solely as Vehicle Trustee
By:
      Name:
      Title:
BMW MANUFACTURING L.P.,
as UTI Beneficiary
By:        BMW FACILITY PARTNERS, LLC,
        as General Partner
By:
      Name:
      Title:
By:
      Name:
      Title:
BMW FINANCIAL SERVICES NA, LLC,
as Servicer
By:
      Name:
      Title:
By:
      Name:
      Title:

SCHEDULE A
LOCATION OF LEASE FILES
BMW Financial Services NA, LLC
1400 City View Drive
Columbus, Ohio 43215
Schedule A-1

EXHIBIT A
SCHEDULE OF 2023-2 VEHICLES
[Omitted.  Copies on file with the Servicer, the Indenture Trustee and the Owner Trustee.]
A-1

EXHIBIT B

FORM OF ANNUAL CERTIFICATION

Re:
The Servicing Supplement dated as of October 11, 2023 (the “Agreement”), among FINANCIAL SERVICES VEHICLE TRUST (the “Vehicle Trust”), BMW MANUFACTURING L.P. (the “UTI Beneficiary”) and BMW FINANCIAL SERVICES NA, LLC, as the sponsor (in such capacity, the “Sponsor”) and as servicer (in such capacity, the “Servicer”).

I, ________________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to the Issuer and the Depositor, and their officers, with the knowledge and intent that they will rely upon this certification, that:
(1)            I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Item 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the 2023-2 Leases and 2023-2 Vehicles by the Company during 20[__] that were delivered by the Company to the Issuer and the Depositor pursuant to the Agreement (collectively, the “Company Servicing Information”);
(2)            Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;
(3)            Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the Issuer and the Depositor;
(4)            I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and
B-1

(5)            The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the Issuer, the Administrator, the Depositor, the Indenture Trustee and the Owner Trustee.  Any material instances of noncompliance described in such reports have been disclosed to the Issuer, the Administrator and the Depositor.  Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:            _________________________

By:  _______________________________
Name:
Title:
B-2

EXHIBIT C

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Servicer, shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the receivables are maintained.	N/A
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.
Cash Collection and Administration
1122(d)(2)(i)
Payments on receivables are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
 Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

C-1

Reference	Criteria
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of receivables serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on receivables is maintained as required by the transaction agreements or related receivables documents.
1122(d)(4)(ii)	Receivables and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on receivables, including any payoffs, made in accordance with the related receivables documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related receivables documents.

1122(d)(4)(v)	The Servicer’s records regarding the receivables agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's receivables (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with usual customary procedures.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with usual customary procedures.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a receivable is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent receivables including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for receivables with variable rates are computed based on the related receivables documents.

C-2

Reference	Criteria
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s receivables documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable receivables documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related receivables, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

By:  _______________________________
Name:
Title:

C-3